Exhibit 3.7

Business Number C5644 - 1998 Filed in the Office of Secretary of State State Of Nevada Filing Number 20222002740 Filed On 1/4/2022 10:00:00 AM Number of Pages 2

BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701•4201 (775) 68d•5708 Website: www.nvsos.gov Profit Corporation: Certificate of Amendment ‹PURSUANT TO NRS 78.3608 78.385/78.390) Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS 78.403) Officer's SDtement ‹PURSUANT TONRS 80030› Date: 1/3/2022 Time: (must not be later than 90 days after the certificate is filed) 4. Effective Date and Time: (Optional) Changes to takes the following effect: x The entity name has been amended. The registered agent has been changed. (attach Certificate of Acceptance from new registered agent) The purpose of the entity has been amended. The authorized shares have been amended. The directors, managers or general partners have been amended. IRS tax language has been added. Articles have been added. Articles have been deleted. Other. The articles have been amended as follows: (provide article numbers, if available) The narr›e of the Corporation has been changed to Omega International Group, Inc. (attach additional page(s) if necessary) 5. Information Being Changed: (Domestic corporations only) CFO 6. Signature: (Required) Signature of Officer or Authorized Signer Title Signature of Officer or Authorized Signer Title ”If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof. Please include any required or optional information in space below: (attach additional page(s) if necessary) the Corporation has been changed to Omega International Group, Inc. The name of This form must be accompanied by appropriate fees. Paga 2 of 3 Revlsed: 1/1/2019